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                                                                   EXHIBIT a(6)
                                PRESS RELEASE

 FOR IMMEDIATE RELEASE

 Contact:
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                  NORTH COAST ENERGY ANNOUNCES EXCHANGE OFFER

 Cleveland, Ohio (December 20, 1996) - North Coast Energy, Inc. (NASDAQ: NCEB and NCEBP) today announced that it has made an exchange offer for all 300,090 issued and outstanding shares of its Series A 6% Convertible Preferred Stock and for all 464,665 issued and outstanding shares of its Series B Convertible Preferred Stock. Pursuant to the offer, each share of Series A Stock tendered and accepted by the Company will entitle the holder to receive five shares of the Company's Common Stock. Each share of Series B Stock tendered and accepted by the Company will entitle the holder to receive eight shares of the Company's Common Stock. If all outstanding shares of Series A Stock and Series B Stock are exchanged, approximately 5,217,770 shares of Common Stock will be issued in the exchange offer. There are currently approximately 8,051,898 shares of Common Stock outstanding.

 The exchange offer, which is subject to certain conditions, is open until 5:00 p.m., Cleveland time, January 31, 1997, unless extended by the Company. Details concerning the offer are being mailed to all record holders of either Series A Stock or Series B Stock.

 A spokesman for the Company said that the exchange offer provides the Company with an opportunity to reduce and potentially eliminate its preferred stock dividend obligations. The Series A Stock bears a non-cumulative dividend of $0.60 per annum, which the Company recently did not pay. The Series B Stock bears a cumulative dividend of $1.00 per annum, which the Company will not be able to pay.

 North Coast Energy, Inc. is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania.